Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR THE FISCAL FIRST

QUARTER ENDED DECEMBER 31, 2009

Total digital revenue grows to $184 million;

Digital revenue represents 35% of U.S. Recorded Music revenue

•	Total revenue of $918 million increased 3% from the prior-year quarter, and declined 2% on a constant-currency basis.

•

Digital revenue was $184 million, or 20% of total revenue, flat sequentially from the fourth quarter of fiscal 2009, and up 8% from $171 million in the prior-year quarter. On a constant-currency basis, digital revenue grew 4% sequentially and was up 5% from the prior-year quarter.

•	Operating income grew 15% to $47 million compared to $41 million in the prior-year quarter.

•	Operating income before depreciation and amortization (OIBDA) was up 5% to $112 million from $107 million in the prior-year quarter.

•

Net loss was ($0.11) per diluted share compared to net income of $0.15 per diluted share in the prior-year quarter. The prior-year quarter included a gain of $0.24 per diluted share related to the sale of the company’s investment in Front Line Management.

NEW YORK, February 9, 2010—Warner Music Group Corp. (NYSE: WMG) today announced its first-quarter financial results for the period ended December 31, 2009.

“We are pleased to have delivered stable revenue and OIBDA in our core Recorded Music and Music Publishing businesses despite ongoing recorded music industry pressures and macroeconomic headwinds,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “Our goals remain focused on delivering strong returns on A&R investments while we develop new business models, diversify our revenue mix and fortify our digital leadership position.”

“As our stable margins show, we carefully manage our costs and regularly work to adjust our business in order to minimize the impact of a transitioning recorded music market,” Steven Macri, Warner Music Group’s Executive Vice President and CFO, added. “Similar to last year, we expect our release schedule in fiscal year 2010 to be back-end weighted.”

For the quarter, revenue grew 3.5% to $918 million from $887 million in the prior-year quarter, and declined 2.0% on a constant-currency basis. This performance primarily reflected strong international results, while U.S. results were tempered by continued general economic pressures and the transition from physical sales to digital sales in the recorded music industry. International revenue rose 12.1%, or 2.4% on a constant-currency basis, while domestic revenue declined 8.8%. Revenue growth in the U.K., France and Italy was partially offset by weakness in the U.S., Japan and parts of Europe. Digital revenue of $184 million grew 7.6% over the prior-year quarter, or 4.5% on a constant-currency basis. Digital revenue was unchanged sequentially from the fourth quarter of fiscal 2009, but grew 4.0% on a constant-currency basis, and represented 20.0% of total revenue for the quarter.

Operating income grew 14.6% to $47 million from $41 million in the prior-year quarter and operating margin was up 0.5 percentage points to 5.1%. OIBDA increased 4.7% to $112 million from $107 million in the prior-year quarter and OIBDA margin increased 0.1 percentage points to 12.2%, primarily as a result of continued cost-management efforts (see below for calculations and reconciliations of OIBDA and OIBDA margin)

Net loss was $17 million, or ($0.11) per diluted share, for the quarter, compared with net income of $23 million, or $0.15 per diluted share, in the prior-year quarter. The prior-year quarter included a gain of $36 million, or $0.24 per diluted share, related to the sale of the company’s investment in Front Line Management.

As of December 31, 2009, the company reported a cash balance of $339 million, total long-term debt of $1.94 billion and net debt (total long-term debt minus cash) of $1.61 billion. This compares to net debt of $1.56 billion at September 30, 2009.

Net cash used in operating activities was $42 million compared to net cash provided by operating activities of $43 million in the prior-year quarter. The decline in operating cash flow primarily related to the variable timing of the company’s working capital requirements, which included a decrease in cash associated with the company’s European concert promotion business. In addition, the decline reflects an expected increase in cash paid for interest. Following the May 2009 refinancing, all of the company’s cash interest payments are now made semi-annually in the first and third quarters of the fiscal year. As a result, cash interest amounted to $81 million in the quarter, compared to $45 million in the prior-year quarter. The company previously made quarterly interest payments under its senior secured credit facility, which was retired in May 2009.

Free Cash Flow (defined as cash flow from operations less capital expenditures and cash paid or received for investments) was negative $44 million, compared to positive $160 million in the comparable fiscal 2009 quarter, which included $123 million from the sale of the company’s Front Line Management stake. Unlevered After-Tax Cash Flow (defined as Free Cash Flow excluding cash interest paid) was $37 million, compared to $205 million in the comparable fiscal 2009 quarter, which, as described above, included $123 million from the sale of the company’s Front Line Management stake (see below for calculations and reconciliations of Free Cash Flow and Unlevered After-Tax Cash Flow).

Below is the business segment discussion for the quarter.

Recorded Music

Revenue from the company’s Recorded Music business increased 3.4% from the prior-year quarter to $783 million, and fell 2.2% on a constant-currency basis. The decline in constant-currency revenue reflected weakness in the U.S., Japan and parts of Europe, partially offset by strength in the U.K., France and Italy.

International Recorded Music revenue climbed 12.7% from the prior-year quarter to $498 million, and grew 2.5% on a constant-currency basis, while domestic Recorded Music revenue fell 9.5% from the prior-year quarter to $285 million. Both local and international artists fueled growth in international Recorded Music revenue. As the company continues to diversify its revenue, the company grew its worldwide non-traditional revenue and also saw strong international digital download growth. Contracting demand for physical product and difficult economic conditions negatively impacted global physical revenue and international licensing revenue. Major sellers in the quarter included Michael Bublé, Enya and Muse as well as soundtrack albums from several motion pictures.

Recorded Music digital revenue of $172 million grew 10.3% over the prior-year quarter, or 7.5% on a constant-currency basis, and represented 22.0% of total Recorded Music revenue, compared with 20.6% in the prior-year quarter. Domestic Recorded Music digital revenue amounted to $99 million, or 34.7% of total domestic Recorded Music revenue, compared with 31.4% in the prior-year quarter. Year-over-year digital revenue growth was driven by continued strength in international download revenue.

Recorded Music operating income grew 15.3% to $68 million, resulting in an operating margin of 8.7%, up 0.9 percentage points from 7.8% in the prior-year quarter. Recorded Music OIBDA rose 5.6% to $113 million for the quarter. Recorded Music OIBDA margin expanded 0.3 percentage points from the prior-year quarter to 14.4% as a result of ongoing cost-management efforts as well as changes in product mix.

Music Publishing

Music Publishing revenue increased 4.4% from the prior-year quarter to $141 million, and was flat on a constant-currency basis. International Music Publishing revenue grew 9.2%, or 2.2% on a constant-currency basis, while domestic Music Publishing revenue fell 4.2% from the prior-year quarter to $46 million.

Due to the timing of cash collections, digital revenue from Music Publishing was unchanged from the prior-year quarter at $15 million on both an as reported and constant-currency basis, representing 10.6% of total Music Publishing revenue. Synchronization revenue grew 13.6%, performance revenue increased 2.0% and mechanical revenue advanced 2.2%. On a constant-currency basis, an 8.7% increase in synchronization revenue was offset by declines in mechanical revenue of 4.1% and performance revenue of 2.0%. Growth in synchronization revenue reflected a pickup in film and television production licensing activity.

Music Publishing operating income of $4 million fell $2 million from the prior-year quarter, resulting in an operating margin of 2.8%, down 1.6 percentage points from the prior-year quarter. Music Publishing OIBDA held steady at $22 million and Music Publishing OIBDA margin contracted slightly to 15.6% from 16.3% in the prior-year quarter.

Financial details for the quarter and fiscal year can be found in the company’s current Form 10-Q, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Cordless, East West, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution of material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at
http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email by visiting the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Figure 1. Warner Music Group Corp. - Consolidated Statements of Operations, Three Months 12/31/09 versus 12/31/08 (dollars in millions, except per share amounts)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	% Change
	(unaudited)	(unaudited)
Revenues:	$918	$887	3%
Costs and expenses:
Cost of revenues	(511)	(493)	4%
Selling, general and administrative expenses	(304)	(295)	3%
Amortization of intangible assets	(56)	(58)	(3)%

Total costs and expenses	$(871)	$(846)	3%

Operating income	$47	$41	15%
Interest expense, net	(51)	(44)	16%
Other income, net	1	35	(97)%

(Loss) income before income taxes	$(3)	$32	—

Income tax expense	(13)	(16)	(19)%

Net (loss) income	$(16)	$16	—
Less: noncontrolling interest (income) expense	(1)	7	—

Net (loss) income attributable to Warner Music Group Corp.	$(17)	$23	—

Net (loss) income per common share attributable to Warner Music Group Corp:
Basic	$(0.11)	$0.15
Diluted	$(0.11)	$0.15

Weighted average common shares:
Basic	149.5	149.2
Diluted	149.5	149.9

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets as of 12/31/09 and 09/30/09 (dollars in millions)

	December 31, 2009	September 30, 2009	% Change
	(unaudited)	(unaudited)
Assets:
Current Assets
Cash & cash equivalents	$339	$384	(12)%
Accounts receivable, less allowances of $157 and $135	536	544	(1)%
Inventories	42	46	(9)%
Royalty advances (expected to be recouped w/in 1 year)	174	171	2%
Deferred tax assets	29	29	—
Other current assets	40	48	(17)%

Total Current Assets	$1,160	$1,222	(5)%
Royalty advances (expected to be recouped after 1 year)	214	209	2%
Investments	9	18	(50)%
Property, plant & equipment, net	98	100	(2)%
Goodwill	1,030	1,032	(0)%
Intangible assets subject to amortization, net	1,260	1,317	(4)%
Intangible assets not subject to amortization	100	100	—
Other assets	63	64	(2)%

Total Assets	$3,934	$4,062	(3)%

Liabilities & Equity (Deficit):
Current Liabilities
Accounts payable	$191	$219	(13)%
Accrued royalties	1,214	1,185	2%
Accrued liabilities	235	282	(17)%
Accrued interest	16	57	(72)%
Deferred revenue	82	113	(27)%
Other current liabilities	21	16	31%

Total Current Liabilities	$1,759	$1,872	(6)%

Long-term debt	1,944	1,939	—
Deferred tax liabilities, net	165	164	1%
Other noncurrent liabilities	163	172	(5)%

Total Liabilities	$4,031	$4,147	(3)%

Common stock	—	—	—
Additional paid-in capital	604	601	—
Accumulated deficit	(803)	(786)	2%
Accumulated other comprehensive income, net	44	42	5%

Total Warner Music Group Corp. Shareholders’ Deficit	$(155)	$(143)	8%

Noncontrolling interest	58	58	—

Total equity (deficit)	(97)	(85)	14%

Total Liabilities & Deficit	$3,934	$4,062	(3)%

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three Months 12/31/09 versus 12/31/08 (dollars in millions)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	% Change
	(unaudited)	(unaudited)
Net cash (used in) provided by operating activities	$(42)	$43	—
Net cash (used in) provided by investing activities	(2)	117	—
Net cash used in financing activities	—	(4)	(100)%
Effect of foreign currency exchange rates on cash	(1)	(18)	(94)%

Net (decrease) increase in cash	$(45)	$138	—

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”). In addition, OIBDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

Figure 4. Warner Music Group Corp. - Reconciliation of OIBDA to Net Loss, Three Months 12/31/09 versus 12/31/08 (dollars in millions)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	% Change
	(unaudited)	(unaudited)
OIBDA	$112	$107	5%
Depreciation expense	(9)	(8)	13%
Amortization expense	(56)	(58)	(3)%

Operating income	$47	$41	15%
Interest expense, net	(51)	(44)	16%
Other income, net	1	35	—

(Loss) income before income taxes	$(3)	$32	—

Income tax expense	(13)	(16)	(19)%

Net (loss) income	$(16)	$16	—
Less: noncontrolling interest (income) expense	(1)	7	—

Net (loss) income attributable to Warner Music Group Corp.	$(17)	$23	—

Operating income margin	5.1%	4.6%
OIBDA margin	12.2%	12.1%

Figure 5. Warner Music Group Corp. - Reconciliation of Segment Operating Income to OIBDA, Three Months 12/31/09 versus 12/31/08 (dollars in millions)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	% Change
	(unaudited)	(unaudited)
Total WMG Operating Income - GAAP	$47	$41	15%
Depreciation and Amortization	65	66	(2)%

Total WMG OIBDA	$112	$107	5%

Recorded Music Operating Income - GAAP	$68	$59	15%
Depreciation and Amortization	45	48	(6)%

Recorded Music OIBDA	$113	$107	6%

Music Publishing Operating Income - GAAP	$4	$6	(33)%
Depreciation and Amortization	18	16	13%

Music Publishing OIBDA	$22	$22	0%

Constant Currency

Because exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of revenue on a constant-currency basis in addition to reported revenue helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant currency by calculating prior-year results using current-year foreign currency exchange rates. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the impact of exchange rates on our revenue, including, for example, the $50 million, $44 million and $6 million and $5 million favorable impact of exchange rates on our Total, Recorded Music, Music Publishing and Digital revenue, respectively, in the three months ended December 31, 2009 compared to the comparable prior-year quarter. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with GAAP.

Figure 6. Warner Music Group Corp. - Revenue by Geography and Segment, Three Months 12/31/09 versus 12/31/08 as Reported and Constant Currency (dollars in millions)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Three Months Ended December 31, 2008
	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)
Revenue by Geography:
US revenue
Recorded Music	$285	$315	$315
Music Publishing	46	48	48

International revenue
Recorded Music	498	442	486
Music Publishing	95	87	93

Intersegment eliminations	(6)	(5)	(5)

Total Revenue	$918	$887	$937

Revenue by Segment:
Recorded Music	$783	$757	$801
Music Publishing
Mechanical	47	46	49
Performance	50	49	51
Synchronization	25	22	23
Digital	15	15	15
Other	4	3	3

Total Music Publishing	141	135	141
Intersegment eliminations	(6)	(5)	(5)

Total Revenue	$918	$887	$937

Total Digital Revenue	$184	$171	$176

Free Cash Flow

Free cash flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use free cash flow, among other measures, to evaluate our operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay any regular quarterly dividends. As a result, free cash flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

Because free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because free cash flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP — “cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free cash flow includes cash paid for interest. We also review our cash flow adjusted for cash paid for interest, a measure we call unlevered after-tax cash flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider unlevered after-tax cash flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges for cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with GAAP.

Figure 7. Warner Music Group Corp. - Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three Months 12/31/09 versus 12/31/08 (dollars in millions)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008
	(unaudited)	(unaudited)
Net cash flow (used in) provided by operating activities	$(42)	$43
Less: Capital expenditures	7	3
Less: Net cash received from investments	(5)	(120)

Free Cash Flow (a)	$(44)	$160

(a) - Free Cash Flow includes cash paid for interest as follows (dollars in millions):

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008
	(unaudited)	(unaudited)
Free Cash Flow	$(44)	$160
Plus: Cash paid for interest	81	45

Unlevered After-Tax Cash Flow	$37	$205

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Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790
Will.Tanous@wmg.com	Jill.Krutick@wmg.com